March 1, 2006


Securities and Exchange Commission
File Desk
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

RE:    John Hancock Series Trust (the "Trust") on behalf of:
        John Hancock Focused Equity Fund
        John Hancock Mid Cap Equity Fund
        John Hancock Multi Cap Growth Fund
        John Hancock Real Estate Fund
        John Hancock Small Cap Growth Fund
        John Hancock Technology Fund (together the "Funds")
       File Nos. 2-75807; 811-3392 (0000357238)
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Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 51 under the Securities Act of 1933, as amended, and Amendment No. 54 under the Investment Company Act of 1940, as amended, for John Hancock Series Trust (the "Trust") it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                         Sincerely,


                                         /s/Alfred P. Ouellette
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                                         Alfred P. Ouellette
                                         Senior Attorney and Assistant Secretary